Exhibit 99.1

Jagged Peak Energy Inc. Announces First Quarter 2017 Financial and Operating Results

DENVER, May 11, 2017 /PRNewswire/ -- Jagged Peak Energy Inc. (NYSE: JAG) ("Jagged Peak" or the "Company") today announced financial and operating results for the first quarter ended March 31, 2017. The financial and operating results discussed in this news release include the results for Jagged Peak Energy LLC (the "Predecessor") which became a wholly owned subsidiary of Jagged Peak Energy Inc. as the result of transactions associated with the Company's initial public offering ("IPO").

First Quarter 2017 Highlights

  Production volumes were 9,785 Boe/d (85% oil) for the quarter, an increase of 139% compared to first quarter 2016 and an increase of 52% compared to the fourth quarter 2016
  The Company spud 12 gross operated horizontal wells and completed and put online 7 gross operated horizontal wells, with average lateral lengths of 7,403' and 7,966', respectively
  Average realized sales prices, including settlement of realized oil hedges, were $47.89 per barrel of oil, $2.48 per Mcf of natural gas and $20.61 per barrel of natural gas liquids. The total oil equivalent price, including settlement of realized oil hedges, for the quarter was $43.30 per Boe compared to the first quarter 2016 total equivalent price of $26.74 per Boe and the fourth quarter 2016 total equivalent price of $39.74 per Boe
  Lease operating expense, including workovers, ("LOE") of $1.83 per Boe was 62% less than first quarter 2016 of $4.81 per Boe, and 52% less than fourth quarter 2016 LOE of $3.80 per Boe
  Net loss for the quarter was $465.9 million, due to non-cash equity-based compensation and deferred tax expenses related to the IPO and the related corporate reorganization. Adjusted net income (a non-GAAP measure) was $10.5 million, or $0.05 per pro forma common share, after eliminating non-cash gain on commodity derivative contracts and IPO related expenses
  Adjusted EBITDAX (a non-GAAP measure) was $29.1 million, or $33.07 per Boe of production
  Capital expenditures for oil and gas activities were $122.5 million, including $22.8 million to add 2,153 net acres to the Company's leasehold position
  Total leasehold position increased to approximately 68,546 net acres as of March 31, 2017, with over 1,350 future well locations identified in the 3rd Bone Spring, Wolfcamp A and Wolfcamp B formations. Since the end of the quarter, the Company has added additional acreage and now has approximately 70,000 net acres
  On April 28, 2017, the borrowing base and lender commitments under the Company's credit facility were increased by $70 million to $250 million, all of which is currently undrawn

Commenting on the first quarter results, Joe Jaggers, Chairman, Chief Executive Officer and President of Jagged Peak said, "We built on our strong full-year 2016 results during the first quarter of 2017. The Company saw production climb 139% year-over-year, and continues to produce one of the highest oil cuts in the Permian Basin. Our superior oil cut and focus on infrastructure resulted in an adjusted EBITDAX margin of $33.07 per Boe, which is truly best-in-class. Another important driver of our high margin is that lease operating expenses continue to be very attractive. First quarter LOE reflects the continued focus on operating costs and the benefit of low cost, initial production from several wells that were placed on production over the last several months. During the quarter, our multi-rig program resulted in 12 gross operated spuds with an average lateral length of 7,403', and 7 gross operated wells completed with an average lateral length of 7,966'. On the land front, our team added 2,153 net leasehold acres at attractive prices. These additional acres not only add drilling locations to our extensive inventory, but also allow us to drill longer lateral lengths and to increase our working interest in certain existing locations."

Regarding Jagged Peak's plan going forward, Mr. Jaggers continued, "Our strong operating results, premier acreage position and experienced organization are evident in our outstanding financial results. We remain well capitalized following our IPO, and we have ample liquidity to fund our organic growth plans through the end of 2018. As evidenced by our first quarter results and our current production rate of over 14,500 Boe/d to date in May, I have the utmost confidence in our team's ability to continue to execute on our development plan. Needless to say, we are excited to have the operating, financial, organizational and asset resources to grow the Company as the industry leader in the basin."

Operating Update
The Company began 2017 operating three drilling rigs and added a fourth operated rig in January and a fifth operated rig in March. We have the flexibility to adjust our drilling program based on market conditions and have opportunistically operated up to seven rigs at one point this year but expect to operate a five to six-rig drilling program throughout the remainder of 2017.

The Company spud 12 gross operated horizontal wells and completed 7 gross operated horizontal wells during the quarter. Of the 12 operated wells spud, 8 targeted the Wolfcamp A formation, 3 targeted the Wolfcamp B formation and 1 targeted the 2nd Bone Spring formation. All 7 operated completions during the quarter were in the lower Wolfcamp A formation. At the end of the first quarter, 7 Wolfcamp A wells and 2 Wolfcamp B wells were awaiting completion. Since the end of the quarter through May 5, we spud 7 and completed 5 additional gross operated horizontal wells.

The Company has contracted to operate multiple fracturing fleets during 2017 to complete wells in a timely manner following the conclusion of drilling operations. In addition, the Company has a water infrastructure system in place that is capable of supplying fresh water and disposing of produced water, both at advantaged costs, to support its anticipated development program.

Notable recent individual well results and production activity include the following:

  The Company continued production of the previously reported State Skinwalker 2-8-1H and Chupacabra 1213-7-1H wells (completed lateral lengths 8,101' and 10,369', respectively), the Company's easternmost wells drilled to date in its Whiskey River area. These wells began flowback operations on February 1, 2017 and March 5, 2017, respectively, and had produced 118 MBoe and 84 MBoe, respectively, through May 5, 2017. These wells produced a peak combined rate of 3,579 Boe per day (85% oil) and are exceeding the normalized type curve by 26% based on 60-day cumulative production.
  The Company completed and began flowback of the previously reported Whiskey River 98-34-1H and Pyote Flats 98-34-2H wells (completed lateral lengths 5,164' and 9,646', respectively) which are 660-foot downspacing test wells in the Whiskey River area. The IP30 and EUR per thousand feet for these wells were 119 Boe/d and 115 MBoe, respectively. Both of these data points are comparable to the normalized type curves for wells drilled on 880-foot spacing and better than the original wells in the section. If 660-foot spacing is feasible across the Company's acreage position, the current inventory of approximately 1,350 gross well locations based on 880-foot well spacing would be increased by approximately 400 gross well locations.
  In the fourth quarter of 2016, the Company began production of the previously reported SNL A3427-142-1H well (completed lateral length 7,676'). The well has now been on production for 160 days and continues to produce 522 Bo per day since ESP was installed, currently above the normalized type curve for the Big Tex area.
  In November 2016, the Company began production of its first well drilled in the lower Wolfcamp B formation, the previously reported State Eiland 9-33-1H well (completed lateral length 10,273') in the Whiskey River area which produced 202 MBoe (80% oil) in the first 184 days and continues to produce approximately 1,250 Boe per day after 184 days of production, exceeding the normalized type curve by 19% on a cumulative basis. The Company has drilled three additional Wolfcamp B wells to further evaluate production potential from this formation. These wells will be completed during the second quarter.
  The Company estimates that the EUR for the seven wells completed during the first quarter have an average EUR per well of approximately 1.3 MMBoe, normalized to 9,000' lateral length.

Since January 1, 2017, the Company has ramped up production with 12 new operated wells coming online in 2017. The Company is currently producing from 32 wells drilled and completed by the Company, up from 20 wells at the end of 2016. During May to date, the Company's estimated net production is over 14,500 Boe per day.

Financial Results
On February 1, 2017, Jagged Peak completed its IPO in which 31.6 million shares of common stock were sold including 28.3 million shares sold by the Company and 3.3 million shares sold by certain selling stockholders. Gross proceeds of the IPO to the Company were $425.0 million which resulted in net proceeds of $397.0 million after deducting offering expenses and underwriting discounts and commissions. The net proceeds were applied to repay the then outstanding balance on the Predecessor's credit facility of $142.0 million, and the remaining net proceeds are being used to fund a portion of the Company's 2017 capital expenditure program and for other general corporate purposes.

In connection with the Company's IPO, the Company, as parent guarantor, and the Predecessor, as borrower, amended and restated the Predecessor's credit facility. The amended and restated credit facility matures in February 2022 and has an aggregate principal commitment of $1.0 billion. As a result of the regularly scheduled semiannual borrowing base determination, the borrowing base and lender commitments were increased from $180.0 million to $250.0 million on April 28, 2017. The credit facility is currently undrawn.

For the first quarter 2017, the Company reported a net loss of $465.9 million, which includes non-cash equity based compensation expense of $409.0 million and deferred tax expense of $79.1 million, which were both recorded as a result of the IPO. Net loss for the first quarter of 2016 was $7.5 million.

For the first quarter 2017, the Company reported adjusted net income (a non-GAAP measure) of $10.5 million, or $0.05 per pro forma common share. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as one-time equity-based compensation expense and income tax expense related to the IPO, non-cash mark to market gains or losses on commodity derivatives, and impairment expense, further adjusted for the associated changes in estimated income tax expense. For the first quarter 2016, the Company reported an adjusted net loss (a non-GAAP measure) of $6.1 million.

Adjusted EBITDAX (a non-GAAP measure) for the first quarter of 2017 was $29.1 million, an increase of $25.0 million from the first quarter of 2016 and $13.1 million from the fourth quarter 2016.

Adjusted EBITDAX and adjusted net income (loss) are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

Capital Expenditures
Capital expenditures for oil and gas activities were $122.5 million for the three months ended March 31, 2017 and included completing 7 gross (6.9 net) wells and 17 gross (15.6 net) wells that were in various stages of being drilled or completed at the end of the quarter. Capital expenditures included $91.3 million for development costs, $8.4 million for infrastructure costs and $22.8 million for leasehold costs. The $22.8 million spent on leasehold acquisitions added 2,153 net undeveloped acres, increasing the Company's leasehold position to approximately 68,546 net acres as of March 31, 2017. At the beginning of the year, the Company had estimated $30.0 million to $35.0 million would be spent on undeveloped leasehold additions in 2017. The ultimate amount that will be spent on leasehold additions in 2017 will be determined based on the Company's ability to add high-quality acreage at attractive prices.

Three months ended March 31, 2017
(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisition costs:
Proved property	$ -
Unproved property	22,810
Development costs	91,281
Infrastructure costs	8,371
Exploration costs	6
Total oil and gas capital expenditures	$ 122,468

2017 Operating Guidance
The Company reaffirms full-year 2017 guidance as follows:

  Capital expenditures for development of oil and gas properties and infrastructure of approximately $525 to $570 million, excluding leasehold additions
    Approximately $510 to $550 million budgeted for drilling and completion costs
    Approximately $15 to $20 million budgeted for water infrastructure construction costs, excluding any potential additions for surface acreage
    Previously the Company had estimated $30.0 million to $35.0 million would be spent on undeveloped leasehold additions in 2017. For future guidance purposes, the Company will report leasehold additions separate from its drilling, completion and infrastructure budget
  Production of 17,000 to 19,000 Boe/d
    50 to 55 gross operated horizontal completions with an approximate average lateral length of 7,800' and an approximate average working interest of 94%
    Production volumes continue to be weighted to the second half of 2017 as we realize the full benefit of the increased drilling program, with projected fourth quarter 2017 exit production of 26,000 to 28,000 Boe/d
  Production and ad valorem taxes at 6.5% to 7.5% of unhedged production revenue
  General and administrative expense, excluding equity-based compensation, of $28.0 to $30.0 million

The Company is improving its full year 2017 LOE guidance to $2.75 to $3.50 per Boe, a decrease of $0.25 per Boe at the mid-point from previously reported guidance.

The Company expects second quarter 2017 production to average 14,000 to 15,000 Boe/d, an increase of 4,715 Boe/d, or 48%, at the mid-point compared to first quarter production.

Commodity Hedges
The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. For the last three quarters of 2017, 9,163 barrels per day of oil are hedged at an average WTI price of $51.87 per barrel. For 2018, 8,420 barrels per day of oil are hedged at an average WTI price of $53.38 per barrel. In addition, for 2018, the Company has hedges in place for 365,000 barrels of oil to hedge the price differential between the Cushing and Midland oil prices at $(1.39) per barrel.

As of May 5, 2017, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
Second quarter 2017	588,175	50.75
Third quarter 2017	897,450	51.99
Fourth quarter 2017	1,034,200	52.41
Remainder 2017 (2Q - 4Q)	2,519,825	51.87
First quarter 2018	775,250	52.82
Second quarter 2018	729,500	52.80
Third quarter 2018	791,200	53.62
Fourth quarter 2018	777,400	54.22
Full year 2018	3,073,350	53.38
Full year 2019	1,277,500	53.51
Oil Basis Swaps:
Full year 2018	365,000	(1.39)

Conference Call
Jagged Peak will host a conference call and webcast to discuss its first quarter 2017 financial and operating results on Friday, May 12, 2017 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Company's website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6837 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephonic replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, May 12, 2017 through Friday, May 19, 2017 at 10:00 pm MDT (12:00 midnight EDT). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10002901. A live broadcast of the earnings conference call will also be available via the Company's website at www.jaggedpeakenergy.com under the "Investor Relations" section of the site. A replay will also be available on the website following the call. The presentation material for this conference call will also be available on the Company's website.

Upcoming Investor Events
Executive Vice President and Chief Financial Officer, Bob Howard will be participating at the RBC Capital Markets Global Energy & Power Conference on June 6, 2017. The presentation used for this event will be available on the Company's website at www.jaggedpeakenergy.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading "2017 Operating Guidance" and reaffirmations of production guidance; expected capital expenditures; drilling, completion and development expectations; use of IPO proceeds; sufficiency of the Company's liquidity position; ability of Jagged Peak's water infrastructure system to support operations; ability to realize value of Jagged Peak's acreage position; ability to improve well results, increase cash flow and reduce costs; and the impact and execution of the Company's hedging strategies. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company's asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak's ability to adequately insure against such events; and other such matters discussed in the "Risk Factors" section of Jagged Peak's 2016 Annual Report on Form 10-K and the Form 10-Q for the quarter ended March 31, 2017, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results or our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on commodity derivatives, impairment expense, gain or loss on the sale of property, certain one-time items, such as equity-based compensation and income tax expense related to the IPO, and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors' ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

About Jagged Peak Energy Inc.
Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Production Data:
Oil (MBbls)	745	311
Natural gas (MMcf)	370	158
NGLs (MBbls)	74	36
Combined volumes (MBoe)	881	373
Daily combined volumes (Boe/d)	9,785	4,102

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$49.33	$29.81
Natural gas (per Mcf)	2.48	1.78
NGLs (per Bbl)	20.61	11.92
Combined (per Boe)	44.52	26.74

Average Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$47.89	$29.81
Natural gas (per Mcf)	2.48	1.78
NGLs (per Bbl)	20.61	11.92
Combined (per Boe)	43.30	26.74

Average Operating Costs (per Boe):
Lease operating expenses	$ 1.83	$ 4.81
Gathering, transportation and processing expense	0.45	0.40
Production and ad valorem tax expenses	3.00	1.88
Depreciation, depletion, amortization and accretion expense	15.97	23.34
General and administrative expense (before equity-based compensation expense)	5.21	8.93

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	March 31, 2017	December 31, 2016
	(in thousands)
Assets:
Cash and cash equivalents	$198,809	$ 11,727
Other current assets	22,280	13,739
Property and equipment, net	585,198	476,593
Other noncurrent assets	8,194	16,333
Total assets	$814,481	$ 518,392

Liabilities and Stockholders' / Members' Equity:
Current liabilities	$ 72,366	$ 56,421
Long-term debt	-	132,000
Deferred income taxes	89,368	-
Other long-term liabilities	1,273	3,859
Stockholders' / Members' equity	651,474	326,112
Total liabilities and stockholders' / members' equity	$814,481	$ 518,392

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$ 39,200	$ 9,982
Other operating revenues	188	263
Total revenues	39,388	10,245
Operating Expenses
Lease operating expenses	1,610	1,796
Gathering and transportation expenses	392	150
Production and ad valorem taxes	2,640	701
Depletion, depreciation, amortization and accretion	14,062	8,712
Impairment and dry hole costs	7	246
Other operating expenses	141	1,466
General and administrative, cash	4,587	3,332
General and administrative, non-cash equity-based compensation	408,964	-
Total operating expenses	432,403	16,403
Income (Loss) from Operations	(393,015)	(6,158)
Other Income and Expense
Gain (loss) on commodity derivatives	17,042	(1,059)
Interest expense and other	(540)	(233)
Total other income	16,502	(1,292)
Income (Loss) before Income Tax	(376,513)	(7,450)
Income tax expense	89,368	-
Net Income (Loss)	$(465,881)	$(7,450)

Net Income (Loss) attributable to Jagged Peak Energy LLC	$(375,476)	$(7,450)
Net Income (Loss) attributable to Jagged Peak Energy Inc.	(90,405)	-
Net Income (Loss)	$(465,881)	$(7,450)

Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders per Common Share	$ (0.42)

Weighted Average Common Shares Outstanding	212,938

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(465,881)	$ (7,450)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion expense	14,062	8,712
Impairment of oil and natural gas properties and dry hole costs	7	246
Amortization of debt issuance costs	117	31
Deferred income taxes	89,368	-
Equity-based compensation	408,964	-
(Gain) loss on commodity derivatives	(17,042)	1,059
Net cash receipts (payments) on settled derivatives	(1,071)	-
Other	(39)	(39)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(6,325)	2,272
Other assets	-	10
Accounts payable and accrued liabilities	(459)	223
Net cash provided by operating activities	21,701	5,064
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(25,628)	(16,989)
Development of oil and natural gas properties	(74,293)	(17,282)
Other capital expenditures	(763)	(677)
Net cash used in investing activities	(100,684)	(34,948)
Cash Flows from Financing Activities
Proceeds from issuance of common stock in IPO, net of underwriting fees	401,625	-
Proceeds from common units	-	16,600
Proceeds from senior secured revolving credit facility	10,000	15,000
Repayment of senior secured revolving credit facility	(142,000)	-
Debt issuance costs	(1,000)	(26)
Costs related to initial public offering	(2,560)	-
Net cash provided by financing activities	266,065	31,574
Net Change in Cash and Cash Equivalents	187,082	1,690
Cash and Cash Equivalents, Beginning of Period	11,727	14,165
Cash and Cash Equivalents, End of Period	$ 198,809	$15,855

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income and Adjusted EBITDAX
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX.  A description of the reconciliations is included in the section titled "Reconciliation of Non-GAAP Financial Measures."

	Three Months Ended
	March 31,
	2017	2016
	(in thousands)
Adjusted net income (loss)
Net Income (Loss)	$(465,881)	$(7,450)
Adjustments to reconcile to Adjusted Net Income
Impairment of oil and natural gas properties and dry hole costs	7	246
(Gain) loss on commodity derivatives, less net cash from derivative settlements	(18,113)	1,059
Equity-based compensation expense related to management incentive units that converted to common stock in connection with the Company's initial public offering(1)	408,964	-
Deferred income tax expense recorded in connection with the Company's initial public offering	79,106	-
Income tax effect for the above items	6,425	-
Adjusted net income (loss)	$ 10,508	$(6,145)

Adjusted net income (loss) per pro forma common share	$ 0.05

Pro Forma Common Shares(2)	212,938

Adjusted EBITDAX
Net Income (Loss)	$(465,881)	$(7,450)
Adjustments to reconcile to Adjusted EBITDAX
Interest expense, net of capitalized	711	233
Income tax expense (benefit)	89,368	-
Depletion, depreciation, amortization and accretion	14,062	8,712
Impairment of oil and natural gas properties and dry hole costs	7	246
Exploration expenses	6	1,282
(Gain) loss on commodity derivatives, less net cash from derivative settlements	(18,113)	1,059
Equity-based compensation expense related to management incentive units that converted to common stock in connection with the Company's initial public offering(1)	408,964	-
Adjusted EBITDAX	$ 29,124	$ 4,082

(1) - The Company completed a corporate reorganization in connection with its initial public offering in which the management incentive units of the Predecessor were converted to common stock of the Company.  As a result, the Company recorded equity-based compensation expense of $379.0 million at the time of the IPO and an additional $29.9 million of equity-based compensation expense for the period subsequent to the IPO.

(2) - Pro forma common shares are the number of shares outstanding immediately following the IPO and assumed to be outstanding for the entire quarter.

CONTACT: Robert W. Howard, Executive Vice President, Chief Financial Officer, 720-215-3660, bhoward@jaggedpeakenergy.com; or Ian T. Piper, Vice President, Finance and Corporate Planning, 720-215-3661, ipiper@jaggedpeakenergy.com